Exhibit 10.2

January 2011

Ofer Zadikario
Ra’anana

Dear Ofer:

I’m pleased to inform you that the Compensation Committee of the Board of Directors has approved your 2011 compensation as follows:

Base Salary: MBO Target: Annual Commission Target:	66,000 NIS per month $7,500 per quarter $30,000 annually

Your compensation increase will be effective as of 1-April-2011.

Additionally, at its meeting on 13-January-2011, the Committee approved a grant to you of 70,000 options to purchase 70,000 common shares of the Company, with an exercise price of $15.12 each.  A formal grant letter will be sent to you shortly.

Best regards,

Gal Trifon
CEO

Cc: Ruth Shaked, VP HR

MediaMind Technologies Ltd. 25 Haharoshet St., Ra'anana 43656, Israel t. +972 9 776 0800 f. +972 9 741 3338